                    MINORITY SHAREHOLDER PROTECTION AGREEMENT

             THIS AGREEMENT made as of the 7th day of August, 1991.


AMONG:

                      ROGERS COMMUNICATIONS INC., a
                      corporation continued under the laws of British Columbia,

                      (hereinafter referred to as "RCI")

                                                              OF THE FIRST PART,

                                      -and-


                      ROGERS CANTEL MOBILE
                      COMMUNICATIONS INC., a corporation
                      continued under the laws of Canada,

                      (hereinafter referred to as "RCMCI")

                                                             OF THE SECOND PART.

         WHEREAS RCI and/or one or more wholly-owned subsidiaries propose to sell to the public up to 16,100,000 Class B Subordinate Voting Shares of RCMCI pursuant to a Registration Statement on Form F-l filed with the Securities and Exchange Commission of the United States and pursuant to a prospectus filed with securities regulatory authorities of all of the provinces of Canada;

         WHEREAS RCI and RCMCI wish to provide to all holders of Class B Subordinate Voting Shares of RCMCI, other than RCI and its affiliates and associates, certain protections currently available to Ontario shareholders under the Securities Act (Ontario) and applicable policies of the Ontario Securities Commission;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and agreements herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree for the benefit of holders of Subordinate Voting Shares, from time to time, other than RCI, its affiliates and associates, as follows:


INTERPRETATION

         In this Agreement, the following terms shall have the following meaning:

a. "Act" means the Securities Act, R.S.O. 1980, c.466, as amended, as in effect on the date hereof;

b. "control block" means the holdings of a person described in paragraph 1(1)(1l)(iii) of the Act;


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                                     Page 2

c. "formal valuation" means a valuation prepared by a qualified and independent valuer based upon techniques that are appropriate in the circumstances subject to the guidelines of paragraph 6.1, after considering all relevant assumptions, that arrives at an opinion as to a value or range of values for the subject matter of the valuation based upon such analysis;

d. "going private transaction" means an amalgamation, arrangement, consolidation or other transaction involving RCMCI as a consequence of which the interest of a holder of Subordinate Voting Shares therein may be terminated without the consent of that holder and without the substitution therefor of an interest of equivalent value in a participating security of RCMCI or of a successor to the business of RCMCI or of another issuer that controls RCMCI or of the successor to the business of RCMCI but does not include the acquisition of participating securities pursuant to a statutory right of acquisition;

e. "independent director" means a director of RCMCI other than (i) a director who is an employee of, or an insider, associate or affiliate of, an interested party, or has held any such position during the previous five years, (ii) a director who may benefit from the Transaction in a manner that is different from minority Subordinate Voting Shareholders or it is intended that the director should have a material interest in RCMCI or the interested party in the event the Transaction is successful, or (iii) a director who is an employee of, or an insider, associate or affiliate of the independent valuer or any affiliate of the independent valuer retained to perform the formal valuation for RCMCI or the interested party, or has held any such position during the previous five years; provided that in respect of an issuer bid, it is the relationship of a director to interested parties other than RCMCI that is relevant when determining independence;

f. "independent valuer" means a valuer independent of the interested party, as determined by the independent directors after considering all relevant factors, including:

         (i) the potential, if any, for bias on the part of the valuer as a result of the involvement of the valuer or any of its affiliates in an evaluation, appraisal or review of the financial status of the interested party, RCMCI or their affiliates or associates or as a result of the involvement of the valuer as lead or co-lead underwriter of securities of the interested party or RCMCI during the 24 months preceding the date the valuer was first contacted in respect of the valuation, and

         (ii) the materiality to the valuer and its affiliates of the financial interest of the valuer and its affiliates in transactions during the 24 months preceding the date the valuer was first contacted in connection with the valuation, in the completion of the subject Transaction or in the future business of RCMCI or an interested party in respect of which an agreement, commitment or understanding exists, in each case involving RCMCI, an interested parry or their affiliates or associates;

         and excludes:

         (a)      an insider, associate or affiliate of an interested party;

         (b) an adviser to an interested party in respect of the subject Transaction;

         (c) a valuer, where the compensation of the valuer or any of its affiliates depends in whole or in part on any arrangement or understanding which gives the valuer or any of its affiliates a financial incentive in respect of the conclusions reached in the formal valuation or the outcome of the Transaction; and

         (d) the auditor of RCMCI or of any interested party or any affiliate of such auditor,

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                                     Page 3

g.       "insider" means in respect of a person:

         (i)      every director or senior officer of the person;

         (ii) every director or senior officer of a company that is itself an insider or subsidiary of the person;

         (iii) any person or company who beneficially owns, directly or indirectly, voting securities of the person or who exercises control or direction over voting securities of the person or a combination of both carrying more than 10 per cent of the voting rights attached to all voting securities of the person for the time being outstanding other than voting securities held by the person or company as underwriter in the course of a distribution; and

         (iv) the person, where it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities;

h. "insider bid" means a take over bid for the Subordinate Voting Shares made by RCI, by a subsidiary of RCI, or by an offeror acting jointly or in concert with any of the foregoing while RCI or any affiliate is an insider of RCMCI, but, for greater certainty, does not include an issuer bid;

         i.       "interested party" means

                  (i)      in respect of an insider bid, the offerer,

                  (ii)     in respect of an issuer bid,

                           (a)      the offeror; or

                           (b) any person or company which will, consequent upon the issuer bid, be entitled to a per security consideration greater in value than that available to other holders of Subordinate Voting Shares; or

                           (c) any person or company which, alone or in combination with others, holds or would hold upon completion of the issuer bid a sufficient number of securities of the issuer to affect materially the control of RCMCI, other than a person or company which affects materially the control of RCMCI solely because the person or company is a lender of a bona fide debt negotiated at arm's length and holds securities as collateral for that debt;

                  (iii)    in respect of a going private transaction,

                           (a) any person or company which will, consequent upon the transaction, be entitled to receive
                                    (1) a per security consideration greater than that available to other holders of Subordinate Voting Shares or (2) a per security consideration which includes an interest in a participating security of RCMCI or of a successor to the business of RCMCI or of another issuer that controls the issuer or the successor to the business of RCMCI which other holders of Subordinate Voting Shares are not entitled to receive; or

                           (b) any person or company which, alone or in combination with others, holds or would hold upon completion of the transaction a sufficient number of securities of RCMCI to affect materially the control of RCMCI and which,


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                                     Page 4

                                    prior to distribution of the relevant
                                    disclosure material to security holders, entered into or has agreed to enter into an understanding to support the transaction;


j. "issuer bid" means an issuer bid, as defined in the Act, for Subordinate Voting Shares, without reference to the jurisdiction in which an offeree shareholder is resident or is shown on the books of RCMCI, but shall exclude any issuer bid which is exempt from sections 94, 95, 96, 97 and 99 of the Act;

k. "jointly or in concert" shall have the same meaning as in the Act and includes an agreement, commitment or understanding between an offeror and RCI or a subsidiary that RCI or such subsidiary shall not tender into an offer or provides RCI or a subsidiary with an opportunity not offered to all holders of Subordinate Voting Shares to maintain a direct equity interest in the offeror, RCMCI or a material asset of RCMCI;


l. "minority approval" means the proportion specified below of the votes cast by holders of Subordinate Voting Shares present or represented at a meeting which is required to be cast in favour of a going private transaction after excluding the votes which, to the knowledge of any of RCMCI, an interested party or any of their respective directors or senior officers, after reasonable inquiry, attach to Subordinate Voting Shares which are held, or are beneficially owned or over which control or direction is exercised, directly or indirectly, by

         (i)      RCMCI,

         (ii)     any interested party,

         (iii) any person or company that is a related party of an interested party at the time the minority approval is sought,

         (iv) any person or company acting jointly or in concert with any person referred to in clause (ii) or (iii) in respect of the going private transaction, and

         (v)      any affiliate of any of the foregoing;

                  and

                  where


                  (i) the consideration to be received by a holder of RCMCI Restricted Voting Shares is payable wholly or partly other than in cash or a right to receive cash within 35 days after the approval of the going private transaction, or

                  (ii) payable entirely in cash and is less in amount than the per share value or the simple average of the high and low ends of the range of per share values arrived at by the formal valuation.

                  (b) in all other cases, be the proportion of votes to be included in the minority approval shall be a simple majority.

m. "minority" Subordinate Voting Shareholders" means the security holders whose votes could be included in the determination of minority approval if cast in favour of the going private transaction;


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                                     Page 5



n. "offeror" means a person or company who makes an insider bid or an issuer bid;

o. "Regulation" means the regulation made under the Act, R.R.O. 1980, Reg. 910, as amended, as in effect on the date hereof;

p. "related party" in respect of RCMCI or an interested party, as the case may be, means a person or company which at the relevant time is, to the knowledge of RCMCI or interested party, or any of its directors or senior officers, after reasonable inquiry,

         (i) a person or company which alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially the control of RCMCI or the interested party;

         (ii) a person or company in respect of which a person or company referred to in clause (i) alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially its control;

         (iii) a person or company in respect of which RCMCI or the interested party alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially its control;

         (iv) a person or company who beneficially owns, directly or indirectly, voting securities of RCMCI or the interested party or who exercises control or direction over voting securities of RCMCI or the interested party or a combination of both carrying more than 10 per cent of the voting rights attached to all voting securities of RCMCI or the interested party for the time being outstanding;

         (v) a director or senior officer of RCMCI, the interested party or a related party of either of them; or

         (vi)     an affiliate of any of the foregoing;

         but does not include a person or company which affects materially the control of RCMCI or the interested party, as the case may be, solely because the person or company is a lender of a bona fide debt negotiated at arm's length and holds securities as collateral for that debt;

q.       "statutory appraisal remedy" means the right of appraisal described in section 190 of the Canada Business Corporations Act, as it may be amended or substituted, or any other similar remedy under any other statute under which RCMCI may be continued, amalgamated or incorporated;

r. "statutory right of acquisition" means the right of acquisition described in subsection 206(2) of the Canada Business Corporations Act, as it may be amended or substituted, or a similar right under any other statute under which RCMCI may be continued, amalgamated or incorporated;

s. "Subordinate Voting Shares" means the Class B Subordinate Voting Share of RCMCI from time to time outstanding or as they may be redesignated and any securities into which the Class B Subordinate Voting Shares of RCMCI are subdivided, consolidated, converted or exchanged;


t. "take over bid" shall have the same meaning as in the Act, without reference to the jurisdiction in which an offeree shareholder is resident or is shown on the books of RCMCI, but shall exclude any take over bid which is exempt from sections 94 to 99 of the Act;
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                                     Page 6



u. "Transaction" means an issuer bid, insider bid or going private transaction subject to the terms of this Agreement;

v.       "value" means fair market value determined in accordance with section
         6.1;

w. The terms "affiliate", "associate", "director", "participating security", "senior officer", "subsidiary" shall have the same meanings as in the Act or the Regulation, as the case may be.

INSIDER BIDS

1.1 RCI shall cause to be prepared a formal valuation in respect of an insider bid at the expense of RCI or such other person who is the offeror.

1.2 The formal valuation referred to in paragraph 1.1 must be prepared under the supervision of a committee of independent directors delegated by the board of directors of RCMCI to review the insider bid unless (i) the insider bid is being made without the prior knowledge of the directors of the RCMCI who are not insiders of or acting jointly or in concert with the offeror, or (ii) upon informing the independent directors of RCMCI of the proposed insider bid, the offeror has a reasonable basis for concluding that the insider bid is being regarded as a hostile bid by a majority of these independent directors.

1.3 RCI shall, or shall cause any offeror making an insider bid to, offer for each Subordinate Voting Share subject to the insider bid consideration having a value (or where such consideration is not payable entirely in cash, the mid point of the range of values arrived at in the formal valuation for such consideration, if applicable) of at least 66 2/3% of the value, or of the mid point of the range of values, arrived at in the formal valuation for such Subordinate Voting Shares.

ISSUER BIDS

2.1 RCMCI shall prepare a formal valuation at its expense in connection with an issuer bid.

2.2 The formal valuation referred to in paragraph 2.1 must be prepared under the supervision of a committee of independent directors delegated by the board of directors of RCMCI to review the issuer bid.

2.3 RCMCI shall offer for each Subordinate Voting Share subject to an issuer bid consideration having a value (or where the consideration is not payable entirely in cash, the mid point of the range of values determined in the formal valuation for such consideration, if applicable) of at least 66 2/3% of the value, or of the mid point of the range of values, arrived at in the formal valuation for such Subordinate Voting Shares.

GOING PRIVATE TRANSACTIONS

3.1 RCMCI shall cause to be prepared a formal valuation of the Subordinate Voting Shares in respect of any going private transaction in respect of which RCI or any insider, affiliate or associate thereof is an interested party.

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                                     Page 7

3.2 The formal valuation referred to in paragraph 3.1 must be prepared under the supervision of a committee of independent directors delegated by the board of directors of RCMCI to review the going private transaction.

3.3 Any going private transaction in respect of which RCI or any insider, affiliate or associate thereof is an interested party shall be subject to minority approval; provided that minority approval shall not be required if at the time of a going private transaction described in paragraph 3.1 is initiated, RCI, or any affiliate thereof, jointly or severally hold 90% or more of the Subordinate Voting Shares and a statutory appraisal remedy is available to the minority Subordinate Voting Shareholders is available in respect of such going private transaction.

3.4 RCMCI shall only enter into a going private transaction if the consideration to be paid for the Subordinate Voting Shares in such going private transaction has a value (or where the consideration is not payable entirely in cash, the mid point of the range of values determined in the formal valuation for such consideration, if applicable) equal to at least the value, or the low point of the range of values, arrived at in the formal valuation for the Subordinate Voting Shares.

3.5 Where an amalgamation, arrangement, consolidation or other transaction would be a going private transaction but for the fact that the interest of minority Subordinate Voting Shareholders in the Subordinate Voting Shares is to be substituted for an interest of equivalent value in a participating security of RCMCI, or of a successor to the business of RCMCI or of another issuer that controls RCMCI or the successor to the business of RCMCI, RCMCI shall obtain and disclose to the minority Subordinate Voting Shareholders a formal valuation; provided that this section shall not apply where the net assets of RCMCI would constitute 90% or more of the consolidated net assets of the issuer in which a minority Subordinate Voting Shareholder is to receive a substituted interest, as determined by the board of directors of RCMCI.

INDEPENDENT COMMITTEE

4.1 Every issuer bid, insider bid and going private transaction will be reviewed by a committee of at least two independent directors.

4.2 The committee of independent directors referred to in paragraph 4.1 above shall report to the board of directors and shall be involved in carrying out any negotiations between RCMCI and any interested party in respect of a Transaction.

4.3 The committee of independent directors which reviews an issuer bid, insider bid or going private transaction in accordance with the terms of this Agreement shall be responsible for selecting and retaining the independent valuer for the purposes of providing the formal valuation required hereunder.

BOARD OF DIRECTORS

5.1 The directors of RCMCI shall disclose their reasonable beliefs as to the desirability or fairness of the Transaction to shareholders of RCMCI.



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                                     Page 8

FORMAL VALUATION


6.1 The committee of independent directors which reviews a Transaction shall advise the independent valuer retained in respect of the Transaction that the formal valuation should be prepared in accordance with the following requirements:

         (i) A formal valuation must value the Subordinate Voting Shares and the value of the consideration being offered to holders of Subordinate Voting Shares in respect of the Transaction;

         (ii) A formal valuation shall be as of a date that is not more than 120 days before the date of the Transaction and shall contain appropriate adjustments for material intervening events;

         (iii) In arriving at an opinion as to the value or range of values for the subject matter of the formal valuation, regard should be had to the application of each valuation approach which is appropriate in the circumstances;

         (iv) Where relevant data is available, consideration should be given to market factors such as recent purchases or sales of comparable companies, assets, securities or liabilities, market price earnings ratios and market yields. If the Transaction is considered in relation to purchases or sales of control positions of comparable companies or comparable assets or premiums paid in similar transactions, these transactions should be specifically identified and discussed;

         (v) No downward adjustment should be made to the formal valuation of the subject matter of the formal valuation to reflect the liquidity of the subject matter, the effect of the Transaction or the fact that the subject matter does not form part of a controlling interest;

         (vi) Where there is a statutory appraisal remedy available to holders of Subordinate Voting Shares in respect of the Transaction pursuant to which they have a right to be paid "fair value" as referred to under the applicable statute, the valuer should consider and disclose its view as to whether "fair value" may be different from the value on which it is opining;

         (vii) A summary of the formal valuation must be included in the material provided to holders of Subordinate Voting Shares in connection with the Transaction; and

         (viii) A formal valuation shall be based upon techniques that are appropriate under the circumstances, after considering going concern or liquidation assumptions or both, together with other relevant assumptions, and shall not be less than the higher of going-concern value or liquidation value.


LISTING OR QUOTATION

7.1 RCMCI undertakes to take all steps reasonably necessary to ensure that the Subordinate Voting Shares remain;

         (i) quoted on the NASDAQ National Market System or otherwise listed and posted for trading on a stock exchange in the United States; and

         (ii)     listed and posted for trading on a stock exchange in Canada;



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                                     Page 9

7.2 RCMCI shall not be subject to the requirements of paragraph 7.1 of this Agreement if RCMCI no longer meets the minimum listing requirements of the NASDAQ National Market System or of the stock exchanges described in paragraph 7.1 of this Agreement, as the case may be, as a result of a Transaction completed in accordance with the terms of this Agreement.

VALUATION EXEMPTION

8.1 The requirement to obtain a formal valuation of the Subordinate Voting Shares as described in paragraphs 1.1, 2.1 and 3.1 of the Agreement does not apply in respect of a Transaction where the price to be offered to minority Subordinate Voting Shareholders was arrived at within the twelve months immediately preceding the date of the announcement of the subject Transaction through an arm's length transaction or negotiation with a selling minority Subordinate Voting Shareholder of a control block of Subordinate Voting Shares or a selling minority Subordinate Voting Shareholder of a sizeable block of Subordinate Voting Shares where such minority Subordinate Voting Shareholder had full knowledge and access to information concerning RCMCI such that the underlying value of RCMCI was a material factor considered by such Subordinate Voting Shareholder in arriving at the price.

ELECTION OF DIRECTORS

9.1 RCI agrees that as long as it owns, directly or indirectly, or exercises control or direction over shares of the Company to which are attached more than 50% of the votes attaching to all shares of the Company, it will refrain from voting the Subordinate Voting Shares it holds or controls in connection with the election of directors pursuant to a class vote of the Subordinate Voting Shares provided for in the articles of the Company. RCI agrees that if it owns any Subordinated Voting Shares it will attend, or if it controls any other holder of Subordinate Voting Shares it will cause such person to attend, any such meeting of the holders of Subordinate Voting Shares so as to be counted in the number of shareholders present at the meeting for the purpose of determining any quorum thereof.

GENERAL

10.1 The provisions of this Agreement are in addition to and not in substitution to any requirements under applicable laws and to the extent the provisions of this Agreement cannot be carried out in compliance with the requirements of applicable laws, the requirements of applicable laws shall apply.

10.2 This Agreement may not be amended or waived without the prior approval of a majority of the holders of Subordinate Voting Shares, excluding affiliates of RCMCI, which approval shall be given by resolution approved by the majority of the votes cast by holders of Subordinate Voting Shares present or represented at a meeting thereof, excluding the votes of any holder who is an affiliate of RCMCI.

10.3 The provisions of this Agreement shall only come into effect contemporaneously with the issuance of Subordinate Voting Shares to the Underwriters pursuant to the prospectus of RCMCI to be dated on or about August 8, 1991.

10.4 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of Ontario.

10.5 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, as applicable. In addition, it is expressly acknowledged and agreed that the rights and obligations of the parties hereto are for the express benefit of the holders of Subordinate Voting Shares, from time to time, other than RCI, its affiliates and associates, and each of RCI and RCMCI agrees that it shall hold all rights remedies, claims and causes of action arising hereunder in trust for the benefit of such holders of Subordinate Voting Shares. All or any of the rights conferred upon such holders of Subordinate Voting Shares hereunder may be enforced by such holders by appropriate legal proceedings, but without prejudice to the right of either party hereto to proceed in its own name to enforce the provisions hereof for its benefit and for the benefit of such holders of Subordinate Voting Shares.


         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


                                   ROGERS COMMUNICATIONS INC.

                                   PER:
                                        ---------------------------------- c/s
                                   PER:
                                        ---------------------------------- c/s


                                   ROGERS CANTEL MOBILE
                                   COMMUNICATIONS INC.


                                   PER:
                                        ---------------------------------- c/s
                                   PER:
                                        ---------------------------------- c/s